Exhibit 99.1

Company / Investor Contact: Tom Wirth EVP & CFO 610-832-7434 tom.wirth@bdnreit.com

Brandywine Realty Trust Announces Third Quarter 2020 Results and Narrows 2020 Guidance

Philadelphia, PA, October 21, 2020 - Brandywine Realty Trust (NYSE:BDN) today reported its financial and operating results for the three and nine-month periods ended September 30, 2020 and narrowed full year 2020 guidance.
Management Comments
“During the quarter we remained fully engaged with all of our stakeholders to ensure the health and safety of our employees, tenants, public officials and community groups,” stated Gerard H. Sweeney, President and Chief Executive Officer for Brandywine Realty Trust. “Our operating and financial platforms remain strong and secure and we have a well-covered dividend. Our Commerce Square joint venture on which we realized a $272 million gain also improved our already excellent liquidity position. Our $600 million line of credit is fully available with approximately $62 million of cash on hand as of September 30, 2020. We are 100% complete on our 2020 business plan and speculative revenue with third quarter mark-to-market rents achieving strong increases of 17.1% and 9.0% on an accrual and cash basis, respectively. During the quarter, our portfolio experienced over 100,000 square feet of net absorption. Based on this activity, we are narrowing our 2020 FFO guidance from $1.38 to $1.44 per diluted share to $1.40 to $1.42 per diluted share.”
Third Quarter Highlights
Financial Results

▪
Net income available to common shareholders; $274.4 million, or $1.60 per diluted share. Third quarter results include a $271.9 million, or $1.59 per diluted share, net gain on disposition of real estate from our previously announced joint venture of Commerce Square.

▪	Funds from Operations (FFO); $60.0 million, or $0.35 per diluted share.
Portfolio Results

▪	Core Portfolio: 91.0% occupied and 92.6% leased.

▪	New and Renewal Leases Signed: 231,000 square feet.

▪	Tenant Retention Ratio: 60%.

▪	Rental Rate Mark-to-Market Increase: 17.1% on an accrual basis and 9.0% on a cash basis.
2020 Business Plan Revisions

▪	None.
COVID-19 Update
We continue to monitor events related to COVID-19 and are taking steps to mitigate the potential impact and risks to Brandywine. While the duration and economic impact of the COVID-19 pandemic remains unknown, as of the date of this press release, we believe that the impact of COVID-19 has been reflected in our updated 2020 business plan and earnings estimates. We are continually assessing the ongoing effects of the pandemic to our business plan, our tenants and earnings estimates.
The following is a summary of our third quarter consolidated cash base rent collections as of October 20, 2020:

▪	99.5% of total cash-based rent due has been received from our tenants during the third quarter 2020.

▪
We have granted rent relief requests primarily to our co-working and retail tenants, totaling approximately 0.9% of annualized billings. The relief requests have substantially all been in the form of rent deferrals that are primarily being repaid in 2020 and 2021.

Through October 20, 2020, approximately 97% of total cash-based rent has been received from our tenants which reflects 97% collection rate from our office tenants.
Recent Transaction Activity
Joint Venture Activity

▪	One and Two Commerce, Philadelphia, PA
As previously announced, we closed on our $600 million joint venture for One and Two Commerce Square, selling a 30% preferred equity interest to a global institutional investor for $115 million. As part of this transaction, each of Brandywine and the investor have committed to investing an additional $20 million of preferred equity in the property. The transaction is subject to an existing $222 million mortgage, and we realized approximately $100 million in net cash proceeds. Brandywine will continue as Property Manager and Leasing Agent for the properties. We recorded a gain on the transaction during the third quarter totaling $271.9 million.
The Commerce Square complex comprises an entire city block fronting Market Street between 20th & 21st Streets in Center City, Philadelphia, and consists of two 40-story, identical, Trophy Class office towers, totaling 1.9 million square feet, along with a 519-space underground parking garage, and a stunning central courtyard of 30,000 square feet. The towers were designed by renowned architects, IM Pei & Partners, and have individual floorplates between 15K and 34K SF to accommodate a variety of flexible, modern workspaces, while providing unobstructed panoramic views.
Finance Activity

▪	We had no outstanding balance on our $600.0 million unsecured revolving credit facility as of September 30, 2020.

▪	We had $62.3 million of cash and cash equivalents on-hand as of September 30, 2020.

▪	Two Logan Square: we acquired the first mortgage, totaling $79.8 million on October 21, 2020. The first mortgage was acquired with cash-on-hand and proceeds from our unsecured line of credit.
Results for the Three and Nine-Month Periods Ended September 30, 2020
Net income allocated to common shares totaled $274.4 million or $1.60 per diluted share in the third quarter of 2020 compared to a net income of $6.7 million or $0.04 per diluted share in the third quarter of 2019. The 2020 results include a $271.9 million, or $1.59 per diluted share, net gain on disposition of real estate from our previously announced joint venture of Commerce Square.
FFO available to common shares and units in the third quarter of 2020 totaled $60.0 million or $0.35 per diluted share versus $64.0 million or $0.36 per diluted share in the third quarter of 2019. Our third quarter 2020 payout ratio ($0.19 common share distribution / $0.35 FFO per diluted share) was 54.3%.
Net income allocated to common shares totaled $286.2 million or $1.66 per diluted share for the first nine months of 2020 compared to net income of $17.2 million or $0.10 per diluted share in the first nine months of 2019. The 2020 results include a $271.9 million, or $1.57 per diluted share, net gain on disposition of real estate from our previously announced joint venture of Commerce Square.

Our FFO available to common shares and units for the first nine months of 2020 totaled $179.1 million, or $1.03 per diluted share compared to FFO available to common shares and units of $186.3 million, or $1.05 per diluted share, for the first nine months of 2019. Our first nine months 2019 FFO payout ratio ($0.57 common share distribution / $1.03 FFO per diluted share) was 55.3%.
Operating and Leasing Activity
In the third quarter of 2020, our Net Operating Income (NOI), excluding termination revenues and other income items, decreased (2.3%) on an accrual basis and (5.3%) on a cash basis for our 87 same store properties, which were 91.0% and 93.2% occupied on September 30, 2020 and September 30, 2019, respectively.
We leased approximately 231,000 square feet and commenced occupancy on 651,000 square feet during the third quarter of 2020. The third quarter occupancy activity includes 281,000 square feet of renewals, 323,000 square feet of new leases and 47,000 square feet of tenant expansions. We have an additional 234,000 square feet of executed new leasing scheduled to commence subsequent to September 30, 2020.
We achieved a 60% tenant retention ratio in our core portfolio with net absorption of 102,000 square feet during the third quarter of 2020. Third quarter rental rate growth increased 17.1% as our renewal rental rates increased 10.6% and our new lease/expansion rental rates increased 22.8%, all on an accrual basis.
At September 30, 2020, our core portfolio of 89 properties comprising 14.4 million square feet was 91.0% occupied and we are now 92.6% leased (reflecting new leases commencing after September 30, 2020).
Distributions
On September 15, 2020, our Board of Trustees declared a quarterly dividend distribution of $0.19 per common share that was paid on October 21, 2020 to shareholders of record as of October 7, 2020.
2020 Earnings and FFO Guidance
Based on current plans and assumptions and subject to the risks and uncertainties more fully described in our Securities and Exchange Commission filings, we are adjusting our 2020 net income guidance of $1.73 - $1.81 to $1.77 - $1.79 per diluted share and our 2020 FFO guidance of $1.38 - $1.44 to $1.40 - $1.42 per diluted share. This guidance is provided for informational purposes and is subject to change. The following is a reconciliation of the calculation of 2020 FFO and earnings per diluted share:

Guidance for 2020		Range

Earnings per diluted share allocated to common shareholders	$1.77	to	$1.79
Plus: real estate depreciation, amortization	1.22		1.22
Less: gain on disposition of real estate	(1.59)		(1.59)

FFO per diluted share	$1.40	to	$1.42

Our 2020 FFO key assumptions include:

▪	Year-end Core Occupancy Range: 92-93%;

▪	Year-end Core Leased Range: 94-95%;

▪	Rental Rate Mark-to-Market (accrual): 17-19%;

▪	Rental Rate Mark-to-Market (cash): 8-10%;

▪	Same Store (accrual) NOI Range: 0-2%;

▪	Same Store (cash) NOI Range: (2)-0%;

▪	Speculative Revenue Target: $26.0 million, 100% achieved;

▪	Tenant Retention Rate: 51%;

▪	$0.19 per share quarterly dividend;

▪	Property Acquisition Activity: 250 King of Prussia Road, Radnor, Pennsylvania scheduled during the fourth quarter of 2020;

▪	Property Sales Activity: $18.0 million, 100% achieved;

▪	Joint Venture Activity: Sold 30% interest in a new joint venture for $115.0 million;

▪	One Development/Redevelopment Start: 3000 Market Street, Philadelphia, Pennsylvania;

▪	Financing/Liability Management: Acquired Two Logan Square first mortgage totaling $79.8 million and repay the first mortgage at Four Tower Bridge totaling $9.1 million;

▪	Share Buyback Activity: 6,248,483 shares repurchased during first quarter 2020;

▪	Annual earnings and FFO per diluted share based on 173.0 million fully diluted weighted average common shares.
2021 Earnings, Business Plan and FFO Guidance
We normally provide 2021 earnings, business plan and FFO guidance during our third quarter earnings cycle. As previously announced, based on the current COVID-19 pandemic creating an uncertain business climate, we do not plan on providing our 2021 guidance during our third quarter earnings cycle.
About Brandywine Realty Trust
Brandywine Realty Trust (NYSE: BDN) is one of the largest, publicly traded, full-service, integrated real estate companies in the United States with a core focus in the Philadelphia, Austin and Washington, D.C. Markets. Organized as a real estate investment trust (REIT), we own, develop, lease and manage an urban, town center and transit-oriented portfolio comprising 173 properties and 24.4 million square feet as of September 30, 2020. Our purpose is to shape, connect and inspire the world around us through our expertise, the relationships we foster, the communities in which we live and work, and the history we build together. For more information, including the supplemental financial information, please visit www.brandywinerealty.com.
Conference Call and Audio Webcast
BDN management will discuss 2020 financial results and earnings guidance for fiscal 2020 on Thursday, October 22, 2020 at 9:00 a.m. Eastern Time. The conference call can be accessed by dialing 1-833-818-6810 and providing conference ID: 5622568. Beginning two hours after the conference call, a taped replay of the call can be accessed through Thursday, November 5, 2020, by calling 1-855-859-2056 and entering access code 5622568. The conference call can also be accessed via a webcast on our website at www.brandywinerealty.com.
Looking Ahead - Fourth Quarter 2020 Conference Call
We anticipate we will release our fourth quarter 2020 earnings on Tuesday, February 2, 2021, after the market close and will host our fourth quarter 2020 conference call on Wednesday, February 3, 2021 at 9:00 a.m. Eastern Time. We expect to issue a press release in advance of these events to reconfirm the dates and times and provide all related information.

Forward-Looking Statements
This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “will,” “strategy,” “expects,” “seeks,” “believes,” “potential,” or other similar words. Because such statements involve known and unknown risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These forward-looking statements, including our 2020 guidance, are based upon the current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally not within our control. Such risks, uncertainties and contingencies include, among others: risks related to the impact of COVID-19 and other potential future outbreaks of infectious diseases on our financial condition, results of operations and cash flows and those of our tenants as well as on the economy and real estate and financial markets; reduced demand for office space and pricing pressures, including from competitors, that could limit our ability to lease space or set rents at expected levels or that could lead to declines in rent; uncertainty and volatility in capital and credit markets, including changes that reduce availability, and increase costs, of capital; the potential loss or bankruptcy of tenants or the inability of tenants to meet their rent and other lease obligations; risks of acquisitions and dispositions, including unexpected liabilities and integration costs; delays in completing, and cost overruns incurred in connection with, our developments and redevelopments; disagreements with joint venture partners; unanticipated operating and capital costs; uninsured casualty losses and in ability to obtain adequate insurance, including coverage for terrorist acts; asset impairments; our dependence upon certain geographic markets; changes in governmental regulations, tax laws and rates and similar matters; unexpected costs of REIT qualification compliance; and costs and disruptions as the result of a cybersecurity incident or other technology disruption. The declaration and payment of future dividends (both timing and amount) is subject to the determination of our Board of Trustees, in its sole discretion, after considering various factors, including our financial condition, historical and forecast operating results, and available cash flow, as well as any applicable laws and contractual covenants and any other relevant factors. Our Board’s practice regarding declaration of dividends may be modified at any time and from time to time. Additional information on factors which could impact us and the forward-looking statements contained herein are included in our filings with the Securities and Exchange Commission, including our Form 10-K for the year ended December 31, 2019 and our Form 10-Q for the quarter ended June 30, 2020. We assume no obligation to update or supplement forward-looking statements that become untrue because of subsequent events except as required by law.
Non-GAAP Supplemental Financial Measures
We compute our financial results in accordance with generally accepted accounting principles (GAAP). Although FFO and NOI are non-GAAP financial measures, we believe that FFO and NOI calculations are helpful to shareholders and potential investors and are widely recognized measures of real estate investment trust performance. At the end of this press release, we have provided a reconciliation of the non-GAAP financial measures to the most directly comparable GAAP measure.
Funds from Operations (FFO)
We compute FFO in accordance with standards established by the National Association of Real Estate Investment Trusts (NAREIT), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than us. NAREIT defines FFO as net income (loss) before non-controlling interests and excluding gains (losses) on sales of depreciable operating property, impairment losses on depreciable consolidated real estate, impairment losses on investments in unconsolidated real estate ventures and extraordinary items (computed in accordance with GAAP); plus real estate related depreciation and amortization (excluding amortization of deferred financing costs), and after similar adjustments for unconsolidated joint ventures. Net income, the GAAP measure that we believe to be most directly comparable to FFO, includes depreciation and amortization expenses, gains or losses on property sales, extraordinary items and non-controlling interests. To facilitate a clear understanding of our historical operating results, FFO should be examined in conjunction with net income (determined in accordance with GAAP) as presented in the financial statements included elsewhere in this release. FFO does not represent cash flow from operating activities (determined in accordance with GAAP) and should not be considered to be an alternative to net income (loss) (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions to shareholders. We generally consider FFO and FFO per share to be useful measures for understanding and comparing our operating results because, by excluding gains and losses related to sales of previously depreciated operating real estate assets, impairment losses and real estate asset depreciation and amortization (which can differ across owners of similar assets in similar condition based on historical cost accounting and useful life estimates), FFO and FFO per share can help investors compare the operating performance of a company’s real estate across reporting periods and to the operating performance of other companies
Net Operating Income (NOI)
NOI (accrual basis) is a financial measure equal to net income available to common shareholders, the most directly comparable GAAP financial measure, plus corporate general and administrative expense, depreciation and amortization, interest expense, non-controlling interest in the Operating Partnership and losses from early extinguishment of debt, less interest income, development and management income, gains from property dispositions, gains on sale from discontinued operations, gains on early extinguishment of debt, income from discontinued operations, income from unconsolidated joint ventures and non-controlling interest in property partnerships. In some cases we also present NOI on a cash basis, which is NOI after eliminating the effects of straight-lining of rent and deferred market intangible amortization. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. NOI should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of the Company's liquidity or its ability to make distributions. We believe NOI is a useful measure for evaluating the operating performance of our properties, as it excludes certain components from net income available to common shareholders in order to provide results that are more closely related to a property's results of operations. We use NOI internally to evaluate the performance of our operating segments and to make decisions about resource allocations. We concluded that NOI provides useful information to investors regarding our financial condition and results of operations, as it reflects only the income and expense items incurred at the property level, as well as the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and development activity on an unlevered basis.
Same Store Properties
In our analysis of NOI, particularly to make comparisons of NOI between periods meaningful, it is important to provide information for properties that were in-service and owned by us throughout each period presented. We refer to properties acquired or placed in-service prior to the beginning of the earliest period presented and owned by us through the end of the latest period presented as Same Store Properties. Same Store Properties therefore exclude properties placed in-service, acquired, repositioned, held for sale or in development or redevelopment after the beginning of the earliest period presented or disposed of prior to the end of the latest period presented. Accordingly, it takes at least one year and one quarter after a property is acquired for that property to be included in Same Store Properties.
Core Portfolio
Our core portfolio is comprised of our wholly-owned properties, excluding any properties currently in development, re-development or re-entitlement.

BRANDYWINE REALTY TRUST
CONSOLIDATED BALANCE SHEETS
(unaudited and in thousands)

	September 30, 2020	December 31, 2019
ASSETS
Real estate investments:
Operating properties	$3,715,765	$4,006,459
Accumulated depreciation	(980,664)	(973,318)
Right of use asset - operating leases, net	21,145	21,656
Operating real estate investments, net	2,756,246	3,054,797
Construction-in-progress	186,853	180,718
Land held for development	115,474	96,124
Prepaid leasehold interests in land held for development, net	39,287	39,592
Total real estate investments, net	3,097,860	3,371,231
Assets held for sale, net	7,349	7,349
Cash and cash equivalents	62,256	90,499
Accounts receivable, net of allowance of $0 and $284 as of September 30, 2020 and December 31, 2019, respectively	20,433	16,363
Accrued rent receivable, net of allowance of $6,111 and $7,691 as of September 30, 2020 and December 31, 2019, respectively	159,952	174,144
Investment in Real Estate Ventures	377,486	120,294
Deferred costs, net	90,601	95,560
Intangible assets, net	50,715	84,851
Other assets	124,408	115,678
Total assets	$3,991,060	$4,075,969
LIABILITIES AND BENEFICIARIES' EQUITY
Mortgage notes payable, net	$88,913	$313,812
Unsecured term loan, net	248,953	248,561
Unsecured senior notes, net	1,581,645	1,582,045
Accounts payable and accrued expenses	117,248	113,347
Distributions payable	32,705	33,815
Deferred income, gains and rent	25,070	35,284
Intangible liabilities, net	17,500	22,263
Lease liability - operating leases	22,707	22,554
Other liabilities	40,537	15,985
Total liabilities	$2,175,278	$2,387,666
Brandywine Realty Trust's Equity:
Common Shares of Brandywine Realty Trust's beneficial interest, $0.01 par value; shares authorized 400,000,000; 170,572,964 and 176,480,095 issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	1,707	1,766
Additional paid-in-capital	3,136,851	3,192,158
Deferred compensation payable in common shares	17,516	16,216
Common shares in grantor trust, 1,160,494 and 1,105,542 issued and outstanding as of September 30, 2020 and December 31, 2019, respectively	(17,516)	(16,216)
Cumulative earnings	1,091,095	804,556
Accumulated other comprehensive loss	(8,749)	(2,370)
Cumulative distributions	(2,415,736)	(2,318,233)
Total Brandywine Realty Trust's equity	1,805,168	1,677,877
Noncontrolling interests	10,614	10,426
Total beneficiaries' equity	1,815,782	1,688,303
Total liabilities and beneficiaries' equity	$3,991,060	$4,075,969

BRANDYWINE REALTY TRUST
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenue
Rents	$121,277	$139,228	$392,661	$415,113
Third party management fees, labor reimbursement and leasing	4,324	4,938	13,339	14,041
Other	505	1,165	2,031	4,224
Total revenue	126,106	145,331	408,031	433,378
Operating expenses
Property operating expenses	31,567	38,358	102,320	116,542
Real estate taxes	14,923	15,247	48,525	47,119
Third party management expenses	2,509	2,469	7,546	7,035
Depreciation and amortization	43,533	55,627	145,314	158,738
General and administrative expenses	7,069	6,974	23,973	25,217
Total operating expenses	99,601	118,675	327,678	354,651
Gain on sale of real estate
Net gain on disposition of real estate	271,901	356	274,487	356
Net gain on sale of undepreciated real estate	—	250	201	1,501
Total gain on sale of real estate	271,901	606	274,688	1,857
Operating income	298,406	27,262	355,041	80,584
Other income (expense):
Interest income	467	558	1,487	1,636
Interest expense	(16,310)	(20,400)	(56,510)	(61,273)
Interest expense - amortization of deferred financing costs	(715)	(694)	(2,195)	(2,026)
Equity in loss of Real Estate Ventures	(5,788)	(1,965)	(9,882)	(4,814)
Net gain on real estate venture transactions	75	2,059	75	3,594
Net income before income taxes	276,135	6,820	288,016	17,701
Income tax (provision) benefit	(2)	—	224	(46)
Net income	276,133	6,820	288,240	17,655
Net income attributable to noncontrolling interests	(1,612)	(48)	(1,701)	(155)
Net income attributable to Brandywine Realty Trust	274,521	6,772	286,539	17,500
Nonforfeitable dividends allocated to unvested restricted shareholders	(93)	(93)	(317)	(305)
Net income attributable to Common Shareholders of Brandywine Realty Trust	$274,428	$6,679	$286,222	$17,195
PER SHARE DATA
Basic income per Common Share	$1.61	$0.04	$1.66	$0.10
Basic weighted average shares outstanding	170,573,028	176,195,244	172,380,410	176,066,507
Diluted income per Common Share	$1.60	$0.04	$1.66	$0.10
Diluted weighted average shares outstanding	171,026,492	176,750,600	172,735,436	176,617,726

BRANDYWINE REALTY TRUST
FUNDS FROM OPERATIONS
(unaudited, in thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Reconciliation of Net Income to Funds from Operations:
Net income attributable to common shareholders	$274,428	$6,679	$286,222	$17,195
Add (deduct):
Net income attributable to noncontrolling interests - LP units	1,614	37	1,681	97
Nonforfeitable dividends allocated to unvested restricted shareholders	93	93	317	305
Net gain on real estate venture transactions	(75)	(2,059)	(75)	(2,318)
Net gain on disposition of real estate	(271,901)	(356)	(274,487)	(356)
Depreciation and amortization:
Real property	34,479	40,695	110,026	112,833
Leasing costs including acquired intangibles	8,542	14,374	33,786	44,478
Company’s share of unconsolidated real estate ventures	13,014	4,800	22,243	14,815
Partners’ share of consolidated real estate ventures	(5)	(61)	(124)	(168)
Funds from operations	$60,189	$64,202	$179,589	$186,881
Funds from operations allocable to unvested restricted shareholders	(172)	(179)	(529)	(567)
Funds from operations available to common share and unit holders (FFO)	$60,017	$64,023	$179,060	$186,314
FFO per share - fully diluted	$0.35	$0.36	$1.03	$1.05
Weighted-average shares/units outstanding - fully diluted	172,008,126	177,732,226	173,717,070	177,599,840
Distributions paid per common share	$0.19	$0.19	$0.57	$0.57
FFO payout ratio (distributions paid per common share/FFO per diluted share)	54.3%	52.8%	55.3%	54.3%

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS – 3rd QUARTER
(unaudited and in thousands)

Of the 92 properties owned by the Company as of September 30, 2020, a total of 87 properties ("Same Store Properties") containing an aggregate of 14.1 million net rentable square feet were owned for the entire three months ended September 30, 2020 and 2019. As of September 30, 2020, two properties were recently completed/acquired, and three properties were in development/redevelopment. Average occupancy for the Same Store Properties was 90.7% and 92.9% during the three-month periods ended September 30, 2020 and 2019, respectively. The following table sets forth revenue and expense information for the Same Store Properties:

	Three Months Ended September 30,
	2020	2019
Revenue
Rents	$113,167	$115,414
Other	151	429
Total revenue	113,318	115,843
Operating expenses
Property operating expenses	28,683	30,019
Real estate taxes	13,778	12,526
Net operating income	$70,857	$73,298
Net operating income - percentage change over prior year	(3.3)%
Net operating income, excluding other items	$70,426	$72,102
Net operating income, excluding other items - percentage change over prior year	(2.3)%
Net operating income	$70,857	$73,298
Straight line rents & other	(3,784)	(1,493)
Above/below market rent amortization	(988)	(1,440)
Amortization of tenant inducements	237	230
Non-cash ground rent	208	211
Cash - Net operating income	$66,530	$70,806
Cash - Net operating income - percentage change over prior year	(6.0)%
Cash - Net operating income, excluding other items	$65,528	$69,184
Cash - Net operating income, excluding other items - percentage change over prior year	(5.3)%
	Three Months Ended September 30,
	2020	2019
Net income:	$276,133	$6,820
Add/(deduct):
Interest income	(467)	(558)
Interest expense	16,310	20,400
Interest expense - amortization of deferred financing costs	715	694
Equity in loss of Real Estate Ventures	5,788	1,965
Net gain on real estate venture transactions	(75)	(2,059)
Net gain on disposition of real estate	(271,901)	(356)
Net gain on sale of undepreciated real estate	—	(250)
Depreciation and amortization	43,533	55,627
General & administrative expenses	7,069	6,974
Income tax provision	2	—
Consolidated net operating income	77,107	89,257
Less: Net operating income of non-same store properties and elimination of non-property specific operations	(6,250)	(15,959)
Same store net operating income	$70,857	$73,298

BRANDYWINE REALTY TRUST
SAME STORE OPERATIONS – NINE MONTHS
(unaudited and in thousands)

Of the 92 properties owned by the Company as of September 30, 2020, a total of 86 properties ("Same Store Properties") containing an aggregate of 13.9 million net rentable square feet were owned for the entire nine months ended September 30, 2020 and 2019. As of September 30, 2020, three properties were recently completed/acquired, and three properties were in development/redevelopment. Average occupancy for the Same Store Properties was 91.2% and 92.4% during the nine-month periods ended September 30, 2020 and 2019, respectively. The following table sets forth revenue and expense information for the Same Store Properties:

	Nine Months Ended September 30,
	2020	2019
Revenue
Rents	$339,718	$341,231
Other	723	1,086
Total revenue	340,441	342,317
Operating expenses
Property operating expenses	87,003	90,990
Real estate taxes	40,324	38,219
Net operating income	$213,114	$213,108
Net operating income - percentage change over prior year	—%
Net operating income, excluding other items	$210,250	$210,564
Net operating income, excluding other items - percentage change over prior year	(0.1)%
Net operating income	$213,114	$213,108
Straight line rents & other	(7,684)	(5,032)
Above/below market rent amortization	(3,378)	(4,196)
Amortization of tenant inducements	730	614
Non-cash ground rent	628	639
Cash - Net operating income	$203,410	$205,133
Cash - Net operating income - percentage change over prior year	(0.8)%
Cash - Net operating income, excluding other items	$198,999	$201,921
Cash - Net operating income, excluding other items - percentage change over prior year	(1.4)%
	Nine Months Ended September 30,
	2020	2019
Net income:	$288,240	$17,655
Add/(deduct):
Interest income	(1,487)	(1,636)
Interest expense	56,510	61,273
Interest expense - amortization of deferred financing costs	2,195	2,026
Equity in loss of Real Estate Ventures	9,882	4,814
Net gain on real estate venture transactions	(75)	(3,594)
Net gain on disposition of real estate	(274,487)	(356)
Net gain on sale of undepreciated real estate	(201)	(1,501)
Depreciation and amortization	145,314	158,738
General & administrative expenses	23,973	25,217
Income tax provision (benefit)	(224)	46
Consolidated net operating income	249,640	262,682
Less: Net operating income of non-same store properties and elimination of non-property specific operations	(36,526)	(49,574)
Same store net operating income	$213,114	$213,108